Exhibit 99.9

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with its financing activities, we have entered into a number of transactions with our directors, officers and 5.0% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of our board of directors, except for our consulting agreement with John C.G. O’Leary. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our audit committee is responsible for approving related party transactions. The audit committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflict of interest situations. Such transactions must be approved by the audit committee prior to consummation.

Platinum Explorer Transaction

Background

In September 2007, Mandarin, an affiliate of F3 Capital, entered into a shipbuilding contract with DSME for the construction of the Platinum Explorer. In March 2008, Vantage Energy, our predecessor, entered into a purchase agreement to acquire the Platinum Explorer from Mandarin. In November 2008, we agreed to restructure the purchase transaction through the purchase of a 45% ownership interest in Mandarin from F3 Capital, with ownership of the Platinum Explorer to be retained by Mandarin upon completion of the construction of the drillship. We agreed to purchase this ownership interest for total consideration of approximately $190.0 million in cash and issuance of warrants to purchase up to approximately 1,980,000 ordinary shares. Hsin-Chi Su, one of our directors, owns 100.0% of the outstanding equity of F3 Capital.

Purchase of F3 Capital’s Interest in Mandarin and Issuance of F3 Capital Note

Share Sale and Purchase Agreement

On July 6, 2010, we entered into a Share Sale and Purchase Agreement, or the SSPA, in respect of the Acquisition for total consideration of $139.7 million, consisting of $79.7 million in cash and a promissory note in the principal amount of $60.0 million issued by parent to F3 Capital. The cash consideration will be reduced by approximately $70.0 million if the installment payments for the construction of the Platinum Explorer are paid by the issuer or parent directly to DSME. Such amount, whether or not paid directly to DSME, is subject to the special mandatory redemption described in “Description of Notes – Redemption & Offer to Purchase – Special Mandatory Redemption.” The SSPA contains customary representations and warranties for both us and F3 Capital. The closing is subject to several closing conditions, including: (a) arrangements being made by us to replace the existing collateral with our own collateral under the performance bond issued in connection with the drilling contract for the Platinum Explorer with ONGC and (b) our completion of a financing to fund the Acquisition and the remaining construction payments for the Platinum Explorer. We will also be required to indemnify F3 Capital for any losses suffered under the guarantee to DSME. The closing is expected to occur on or before July 30, 2010, and the SSPA will terminate if the transaction has not been consummated, or the deadline has not been amended or extended, on or before that date. The SSPA, the F3 Capital Note, the registration rights agreement, the call option agreement and the DragonQuest financing agreement were each approved by a Special Committee of our Board of Directors composed of independent directors and by the Audit Committee of our Board of Directors. In addition, the Special Committee received a fairness opinion from Parks Paton Hoepfl & Brown, LLC, regarding the fairness of the transactions to our disinterested shareholders.

F3 Capital Note

Upon issuance, the F3 Capital Note will accrue interest at 5% per annum and will mature 90 months from the issue date. The F3 Capital Note will become convertible into our ordinary shares upon approval by our shareholders. We will

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file a preliminary proxy statement with the SEC for a meeting of shareholders that includes a proposal seeking shareholder approval for the F3 Capital Note to be convertible into our ordinary shares. If shareholders approve the proposal, the principal amount of the F3 Capital Note will be convertible into our ordinary shares at the conversion price specified in the F3 Capital Note. We would be able to require conversion of the F3 Capital Note at maturity.

If the F3 Capital Note becomes convertible, any principal amount of the note that F3 Capital elects to convert will be reduced by any amounts owed by F3 Capital to Vantage International Management Company Pte. Ltd., or VIMCO, or Vantage Deepwater Company, or Vantage Deepwater, in connection with the Platinum Explorer that are more than 60 days past due. The F3 Capital Note also contains both a variety of anti-dilution covenants that would adjust the conversion price of the note upon the issuance of ordinary shares for a price less than the conversion price of the F3 Capital Note and a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we offer so long as the F3 Capital Note is outstanding.

If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the note will rise to 10% per annum. If we fail to timely set a record date for a meeting of shareholders, timely file a preliminary proxy statement for the meeting or to comply with other timing provisions related to the registration of any shares that may be issued upon conversion, the interest rate on any amounts outstanding under the note will increase to 12% per annum and we will be obligated to make an initial penalty payment of $5.0 million to F3 Capital and pay certain other additional amounts until we comply with such obligations.

Registration Rights Agreement

We will also enter into a registration rights agreement with F3 Capital in connection with the SSPA. Under the terms of the registration rights agreement, we will agree to register the ordinary shares issuable upon the conversion of the F3 Capital Note if it becomes convertible, as well as certain other shares previously issued to F3 Capital and approved by shareholders in December 2009. Under the terms of the registration rights agreement, F3 Capital has piggyback registration rights should we propose to file a registration statement under the Securities Act (other than on Forms S-4 or S-8). In addition, F3 Capital has the right to demand that we register all of the ordinary shares covered by the registration rights agreement.

Call Option Agreement

In connection with the transactions contemplated by the SSPA, we entered into a call option agreement with Valencia, an affiliate of F3 Capital. Pursuant to the terms of the call option agreement, we granted Valencia the option to purchase Vantage Deepwater from us for total consideration of $1.00. Vantage Deepwater is the party to our drilling contract with Petrobras. The option granted to Valencia under the call option agreement may only be exercised upon the earlier of: (a) completion of construction, outfitting and delivery of the DragonQuest or (b) completion of financing for $125.0 million or more of the unfunded construction cost for the DragonQuest. In order to exercise the option, Valencia must have paid all amounts owed to us under the construction supervision and management agreements related to the DragonQuest and enter into arrangements to ensure that we receive an amount equal to all management fees that we would have otherwise been entitled to under the management services agreement for the DragonQuest, with such amounts being paid to us as if Valencia had never exercised its rights under the call option agreement. The option granted to Valencia will also terminate upon the occurrence of specified defaults.

DragonQuest Financing Agreement

In connection with the transactions contemplated by the SSPA, we, F3 Capital, Vantage Deepwater and Titanium Explorer Company, or Titanium, another of our wholly-owned subsidiaries, entered into a financing agreement with

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Valencia regarding the drillship DragonQuest. Under the terms of the financing agreement, we will take specified measures to facilitate the financing of the DragonQuest, although such measures do not include the incurrence of additional debt, the issuance of any guarantees or the pledge of our assets. We have also agreed, if requested by Valencia or a third party financier, to assist Valencia in providing collateral in order to procure financing for the DragonQuest, including novating the drilling contract with Petrobras and deferring up to 75% of the fees payable under the management agreement. If any management fees are deferred, such deferred fees will be payable annually with interest of 8%, and any deferred fees may be paid in cash or ordinary shares of Valencia, at Valencia’s election. Further, pursuant to the financing agreement, we will defer Valencia’s payment of construction management fees due to Titanium under the construction management agreement between Titanium and Valencia from July 6, 2010, until the delivery date of the DragonQuest. Upon the occurrence of any default by Valencia within eight years after the date of the financing agreement, we shall have the option (subject to certain exceptions) to purchase all of the issued and outstanding shares of Valencia from F3 Capital.

Drillship Construction Supervision and Management Services Agreements

For a summary of the drillship construction supervision and management services agreements, and amounts owed to us under these agreements by F3 Capital, see “Business – Drilling Unit Agreements – Drillship Construction Supervision and Management Services Agreements.”

Termination Agreement with Mandarin

We previously held an option to purchase the DragonQuest. In November 2008, the option lapsed pursuant to its terms, and pursuant to its terms, we were obligated to pay a termination fee of $10.0 million to Mandarin. In settlement of our obligations under the option, we reached an agreement with Mandarin and issued 7,299,270 of our ordinary shares to F3 Capital in lieu of paying the termination fee in cash.

2009 Private Placement to F3 Capital

On January 9, 2009, we entered into a subscription agreement with F3 Capital. Pursuant to the terms of the subscription agreement, we issued and sold 5,517,241 ordinary shares to F3 Capital in consideration for $8.0 million. The proceeds of the offering were used to fund our portion of the collateral for a performance bond obligation for Mandarin in connection with a drilling contract and for general corporate purposes.

Consulting Agreement with John C.G. O’Leary

In May 2009, we entered into a consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of our board of directors. Pursuant to the terms of this agreement, we pay Strand Energy a monthly consulting fee in the amount of €30,000. Strand Energy will provide us with consulting services related to offshore oil and natural gas drilling markets. Unless terminated earlier, this agreement will terminate on May 5, 2012.

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